UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 2, 2010 (November 30, 2010)

AMERICAN GENERAL FINANCE, INC.
(Exact name of registrant as specified in its charter)

Indiana	2-82985	35-1313922
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 N.W. Second Street, Evansville, IN	47708
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(812) 424- 8031

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 30, 2010, FCFI Acquisition LLC, a Delaware limited liability company ("FCFI") and an affiliate of Fortress Investment Group LLC, completed its previously announced acquisition (the "Acquisition") of 80% of the outstanding shares of AGF Holding Inc., a Delaware corporation ("AGF Holding") and sole stockholder of American General Finance, Inc., an Indiana corporation ("AGFI"), from AIG Capital Corporation ("ACC"), a wholly owned subsidiary of American International Group, Inc. ("AIG").  AIG, through ACC, retained 20% of the outstanding shares of AGF Holding.

In connection with the Acquisition, AGFI and AIG entered into certain affiliate transactions as set forth below:

Transition Services Agreement. On November 30, 2010, AIG and AGFI entered into a Transition Services Agreement, pursuant to which AIG will provide to AGFI certain services and other assistance on a transitional basis, including certain NLT annuity services, HR-related services and investment accounting services.  Generally, these services terminate on December 31, 2010, except for certain specified reporting and migration-related assistance.

Transitional Trademark License Agreement.  On November 30, 2010, AIG and AGFI entered into a Transitional Trademark License Agreement, pursuant to which AIG granted a license to AGFI to use the names and marks "American General Finance," and "American General Financial Services" in connection with AGFI's business until September 10, 2011.  In addition, AIG granted a license to AGFI to use such names and marks with a former name indicator (e.g., "formerly known as") for an additional period up to 90 days after September 10, 2011.

Indemnification Agreement.  On November 30, 2010, the Board of Directors of AGFI approved a form of Indemnification Agreement and authorized AGFI to enter into Indemnification Agreements with each of its directors.  Under the Indemnification Agreements, AGFI agrees to indemnify each director for any liability he or she may incur in a proceeding arising out of the director's performance of his or her duties or obligations to AGFI or any of its subsidiaries, to the maximum extent permitted by law.  The Indemnification Agreements also provide that AGFI will advance, if requested by such director, any and all expenses incurred in connection with any such proceeding, subject to reimbursement by such director should a final judicial determination be made that indemnification is not available under applicable law.

The foregoing description of the Indemnification Agreements is a general description only and is qualified in its entirety by reference to the form of Indemnification Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report and incorporated herein by this reference.

Item 5.01.	Changes in Control of Registrant.

On November 30, 2010 and immediately prior to the consummation of the Acquisition, ACC contributed all of its outstanding shares of common stock in AGFI to AGF Holding, a wholly owned subsidiary of ACC.

Pursuant to the terms of the Stock Purchase Agreement, dated August 10, 2010 (as amended, the "Stock Purchase Agreement"), by and between FCFI and AIG, FCFI purchased 80% of the outstanding shares of AGF Holding from ACC, and AIG, through ACC, retained 20% of the outstanding shares of AGF Holding.  As a result of the Acquisition, AGFI became an indirect subsidiary of FCFI.

The purchase price paid by FCFI to ACC consisted of $118,766,695.00 payable in cash that was funded through cash contributions from FCFI's members.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 30, 2010 and immediately following the consummation of the Acquisition, each of Susan Givens, Randal A. Nardone, Peter Smith, Wesley R. Edens, Douglas A. Jacobs and Alpheus E. Keller II were appointed to the Board of Directors of AGFI.  Each member of the Board of Directors of AGFI entered into an Indemnification Agreement with AGFI, a form of which is attached as Exhibit 10.1 to this Current Report.

Item 5.05.	Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On November 30, 2010 and in connection with the consummation of the Acquisition, AGFI’s Board of Directors adopted a Code of Ethics for Principal Executive and Senior Financial Officers ("Code of Ethics").  The Code of Ethics is attached as Exhibit 14.1 to this Current Report and incorporated herein by this reference.

Item 8.01.	Other Events.

As previously disclosed, in connection with the closing of the Acquisition, AIG and AGFI have amended their tax sharing agreement and terminated it upon the closing of the Acquisition, and have provided that (i) the parties’ payment obligations under the tax sharing agreement were limited to the payments required to be made by AIG to AGFI with respect to the 2009 taxable year in accordance with the tax sharing agreement, (ii) a $468,663,774.00 3-year senior promissory note was issued by AIG to AGFI in satisfaction of AIG's 2009 taxable year payment obligation to AGFI, (iii) AGFI will not be reimbursed by AIG for its 2010 current tax benefit through the closing of the Acquisition and recorded a distribution in the form of a dividend to AIG with respect to such benefit, (which, through September 30, 2010, equaled approximately $194.1 million), and (iv) American General Finance Corporation, an Indiana corporation and a wholly owned subsidiary of AGFI ("AGFC") will not be reimbursed by AGFI for the AGFC 2010 current tax benefit through the closing of the Acquisition and recorded a distribution in the form of a dividend to AGFI with respect to such benefit (which, through September 30, 2010, equaled approximately $185.2 million).  Additionally, AGFC will not be reimbursed by AGFI for the AGFC 2009 tax benefit and recorded a distribution in the form of a dividend to AGFI with respect to such benefit.

On November 30, 2010, FCFI issued a press release announcing the completion of the Acquisition.  A copy of the press release is attached as Exhibit 99.1 to this Current Report and incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits

10.1	Form of Indemnification Agreement

14.1	Code of Ethics for Principal Executive and Senior Financial Officers

99.1	Press Release dated November 30, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN GENERAL FINANCE, INC.
(Registrant)

/s/ Donald R. Breivogel, Jr.
Name: Donald R. Breivogel, Jr.
Title: Senior Vice President & Chief Financial Officer

Date: December 2, 2010